Exhibit 99.1

Press Release

For Immediate Release

Cowen Group, Inc. Announces 2008 First Quarter Results

New York, May 8, 2008 - Cowen Group, Inc. (NASDAQ: COWN) today announced its operating results for the quarter ended March 31, 2008.

Total revenue for the quarter ended March 31, 2008 was $55.0 million, representing a decrease of 25% from $73.5 million in the prior year period.  For the quarter ended March 31, 2008, the Company reported net income of $0.7 million, or $0.05 per fully diluted share, compared to net income of $2.5 million in the prior year period, or $0.18 per fully diluted share.  The Company’s results for the first quarter of 2008 included a reversal of $5.1 million in compensation expense related to amounts previously expensed in 2006 and 2007 associated with the equity award that was forfeited by Kim S. Fennebresque in connection with his resignation as President and Chief Executive Officer.  Excluding compensation expense related to employee stock awards in connection with our initial public offering, the Company’s adjusted net operating loss for the first quarter of 2008 was $0.6 million compared to its adjusted net operating income of $2.9 million in the prior year period (see “Financial Measures” below for a discussion of adjusted operating income).

“Capital markets conditions, particularly with respect to the new issue market, remained very challenging in the first quarter of 2008,” said David M. Malcolm, Chief Executive Officer. “Though our overall results were negatively impacted by lack of new issue market activity, Cowen continued to perform well in other areas including our strategic advisory practice where revenue increased 39% year-over-year and our sales and trading group where core brokerage revenue increased 8% sequentially and was relatively flat year-over-year.  I am also pleased with our recent accomplishments in growing the business through continued progress in our alternative asset management area and our proposed geographic expansion into Asia.  Our backlog remains strong and I am confident that our results will improve when the new issue market reopens.”

Highlights

•                  Strategic advisory revenue increased 39% year-over-year.  During the quarter, Cowen completed six transactions with an aggregate value of $1.2 billion. Among these, Cowen acted as exclusive financial advisor to Boston Scientific in the sale of its fluid management/ venous access business to Avista Capital Partners and exclusive financial advisor to Arbor Networks in their acquisition of Ellacoya Networks.

•                  Core brokerage revenue (see “Financial Measures” below for a discussion of core brokerage revenue) increased 8% sequentially and was relatively flat year-over-year.

•                  Cowen Healthcare Royalty Partners (“CHRP”) completed their first investment.  CHRP provided Artes Medical, a company that Cowen took public, $22.5 million of financing demonstrating the synergies with Cowen’s existing healthcare franchise.

•                  Cowen announced the signing of a definitive agreement to purchase Latitude Capital Group, a boutique investment bank with offices in Hong Kong, Shanghai and Beijing.  The proposed business combination will significantly enhance Cowen’s activities in Asia and provide a platform for future growth across the region.  We expect the transaction to close in the second quarter.

Results of Operations

Investment Banking

The first quarter’s results reflected a decrease in revenue from capital raising activities, offset partially by an increase in strategic advisory revenue.  Investment banking revenue was $13.9 million in the first quarter of 2008, down 45% from $25.4 million in the first quarter of 2007.

•                  Equity underwriting revenue was $1.5 million, down 88% from $13.3 million in the prior year period.  The decrease was primarily a result of decreased transaction volume due to an overall decrease in public capital raising activity, both market-wide and in Cowen’s target sectors.  In the first quarter of 2008, the company co-managed 4 offerings of equity securities for 4 companies, raising proceeds of $19.8 billion ($0.2 billion excluding Visa proceeds of $19.6 billion).  In the first quarter of 2007, the company lead-managed 3 offerings and co-managed 9 offerings of equity and convertible securities for 11 companies raising proceeds of $2.0 billion.

•                  Private equity revenue was $1.3 million in the first quarter of 2008, a decrease of $2.8 million, or 69% compared to $4.1 million in the first quarter of 2007.  The decrease was primarily attributable to decreased transaction volume consistent with the overall slowdown in private capital raising activity.  During the first quarter of 2008, the company completed 1 private transaction raising proceeds of approximately $55 million.  In the first quarter of 2007, the Company completed 3 private transactions raising proceeds of approximately $87 million.

•                  Strategic advisory revenue was $11.1 million in the first quarter of 2008, an increase of $3.1 million, or 39%, compared to $8.0 million in the first quarter of 2007.  The year-over-year increase was the result of increased transaction volume.  Volume across Cowen’s sectors increased modestly while activity across the broader market decreased.  During the first quarter of 2008, Cowen completed 6 strategic advisory assignments with an aggregate value of $1.2 billion.  In the first quarter of 2007, the Company completed 3 strategic advisory assignments with an aggregate value of $0.7 billion.

As of March 31, 2008, Cowen had 13 filed transactions in its public equity backlog, a 160% increase over the filed backlog at March 31, 2007.  In addition, Cowen’s strategic advisory backlog entering the second quarter included 4 announced transactions with an aggregate transaction value of $1.7 billion that have already closed or are expected to close in the quarter.

Brokerage

Cowen’s core brokerage revenue (see “Financial Measures” below for a discussion of core brokerage revenue) decreased $0.5 million to $39.7 million in the first quarter of 2008, compared to $40.2 million in the first quarter of 2007.  Overall brokerage revenue decreased $7.1 million, or 16%, to $38.1 million for the first quarter of 2008 compared to $45.2 million for the prior year period.  The decrease resulted primarily from a decrease in the value of the Company’s warrant positions that were received in connection with investment banking transactions compared to an increase of $4.6 million in the value of Company’s warrant positions during the prior year period.  In addition, the first quarter of 2007 included $0.3 million of gains on restricted stock received in connection with the demutualization of certain exchanges.

Interest and Dividend Income

Interest and dividend income was $1.2 million in the first quarter of 2008, a decrease of $0.9 million, or 43%, compared with $2.1 million in the prior year period.  The decrease resulted primarily from lower average interest bearing assets and lower average interest rates in the first quarter of 2008 compared with the first quarter of 2007.

Other

Other revenue in the first quarter of 2008 was $1.8 million, an increase of $1.0 million, or 120%, compared to $0.8 million in the first quarter of 2007.  The increase was primarily attributable to an increase in fees for managing the assets and investments of certain private equity/alternative investment funds.

Compensation Expense

Employee compensation and benefits expense was $28.8 million in the first quarter of 2008, a decrease of $16.4 million, or 36%, compared with $45.2 million in the prior year period.  The decrease was primarily attributable to the application of the Company’s compensation to revenue ratio to lower revenue in the first quarter of 2008, partially offset by a 2% increase in such ratio in the first quarter of 2008.  Employee compensation and benefits expense for the first quarter of 2008 included a net benefit of $4.2 million associated with the compensation expense related to the initial grant of equity to the Company’s employees in connection with its initial public offering which compares to $2.6 million of expense in the prior year period.  The net benefit of $4.2 million in the first quarter primarily relates to the reversal of $5.1 million previously expensed in 2006 and 2007 associated with the IPO award that was forfeited by Kim S. Fennebresque in connection with his resignation as President and Chief Executive Officer.  Excluding the expense associated with the initial grant of equity, employee compensation and benefits expense as a percentage of total revenues was 60% and 58% for three months ended March 31, 2008 and 2007, respectively.

Non-Compensation Expense

Non-compensation expense was $23.9 million in the first quarter of 2008, a decrease of $1.9 million, or 7%, compared with $25.8 million in the prior year period.  The decrease was primarily attributable to a decrease in floor brokerage and trade execution related expenses and a decrease in other expense.  These decreases were partially offset by increases in service fees and in marketing and business development expense.

Provision for Income Taxes

The Company recorded a provision for taxes of $1.6 million for the three months ended March 31, 2008, which reflects an effective tax rate of 71.1%, compared to a provision for taxes of $1.9 million in the first quarter of 2007, which reflects an effective tax rate of 43.8%.  The higher effective tax rate in the first quarter of 2008 was primarily the result of certain non-deductible expenses including non-recurring items associated with new business activities.

Earnings Conference Calls with Management

Management will hold conference calls to discuss the Company’s six-month and full-year results.  The next conference call will be announced shortly after the close of the second quarter on June 30, 2008.  Stockholders, investors and industry analysts are encouraged to contact the Company directly regarding general information requests or specific questions about the Company’s financial results.  General information requests should be directed to the Company’s Director of Communications, Jean Calleja, at (646) 562-1880.  Questions regarding the Company’s financial results should be directed to the Company’s Chief Financial Officer, Tom Conner, at (646) 562-1719.

Financial Measures

In addition to the results presented above in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as adjusted operating income.  The Company believes that these non-GAAP measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding its performance and overall results of operations.  These metrics are an integral part of the Company’s internal reporting to measure the performance of its business and the overall effectiveness of senior management.  Reconciliations to comparable GAAP measures are available in the accompanying schedules.  The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in our various agreements or public filings.

About Cowen Group, Inc.

Cowen Group, Inc., through its operating subsidiaries, provides investment banking, equity research, sales and trading,  asset management and alternative asset management services to companies and institutional investor clients in the healthcare, technology, telecommunications, aerospace and defense, consumer and alternative energy sectors.  Our asset management business includes teams based in the U.S. and the U.K. Our U.S. team focuses on a growth-oriented investment style centered on small and mid-sized companies based primarily in North America.  Our U.K. team provides traditional asset management products, focusing on a global equity strategy.  Our alternative asset management business consists of Cowen Healthcare Royalty Partners, which invests principally in commercial-stage biopharmaceutical products and companies, and Cowen Capital Partners, which manages a portfolio of middle market private equity investments for third party investors.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements provide the Company’s current expectations or forecasts of future events.  Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.  The Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are available at our website at www.cowen.com and at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, the company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

SOURCE:	Cowen Group, Inc.

CONTACT:	Thomas Conner, Chief Financial Officer
Cowen Group, Inc.
646-562-1719
Website: www.cowen.com

Cowen Group, Inc.

Preliminary Unaudited Consolidated Statements of Operations

(Dollar amounts in thousands, except per share data and book value per share)

	Three Months Ended
	March 31,
	2008	2007
Revenues
Investment banking	$13,862	$25,363
Brokerage	38,083	45,211
Interest and dividend income	1,223	2,137
Other	1,822	830
Total revenues	54,990	73,541
Expenses
Employee compensation and benefits	28,809	45,167
Floor brokerage and trade execution	2,440	3,454
Service fees, net	4,209	3,503
Communications	3,649	4,197
Occupancy and equipment	4,189	4,277
Marketing and business development	3,626	3,215
Depreciation and amortization	638	766
Interest	43	141
Other	5,122	6,197
Total expenses	52,725	70,917
Operating income	2,265	2,624
Gain on exchange memberships	—	1,775
Income before income taxes	2,265	4,399
Provision for income taxes	1,611	1,928
Net income	$654	$2,471
Earnings per share:
Basic	$0.06	$0.19
Diluted	$0.05	$0.18

Weighted average shares used in per share data:
Basic	11,253	12,910
Diluted	11,895	13,417

Other Metrics at March 31, 2008 and 2007
Stockholders’ equity	$203,451	$225,128
Common shares outstanding	14,429	15,900
Book value per share	$14.10	$14.16
Tangible book value per share *	$10.63	$11.01

*  Tangible book value per share is calculated as follows: Shareholders’ equity, less $50 million of goodwill, divided by common shares outstanding.

Cowen Group, Inc.

Non-GAAP Financial Measures

	Q1:08	Q1:07
	(dollars in millions)
Reconciliation of Operating Income to Adjusted Net Operating (Loss) Income
Operating income	$2.3	$2.6
Exclusion of compensation (reversal) expense related to IPO awards	(4.2)	2.5
Adjusted operating (loss) income	(1.9)	5.1
(Benefit) provision for income taxes	(1.3)	2.2
Adjusted net operating (loss) income	$(0.6)	$2.9

	Q1:08	Q1:07	Q4:07
	(dollars in millions)
Reconciliation of Brokerage Revenue to Core Brokerage Revenue
Brokerage revenue	$38.1	$45.2	$35.1
Exclusion of the loss (income) from warrants, asset management seed funds, restricted stock received in connection with the demutualization of certain exchanges and mutual fund investments held as a hedge against legacy deferred compensation obligations	1.6	(5.0)	1.6
Core brokerage revenue	$39.7	$40.2	$36.7

Non-GAAP Financial Measures

We have reported in this press release our adjusted net operating loss for the quarters ended March 31, 2008 and 2007 on a non-GAAP basis by:

•                  excluding the non-cash compensation (reversal) expense associated with equity awards granted in connection with our IPO; and

•                  calculating the (benefit) provision for income taxes using the effective tax rate for the period.

Management believes that the grant of equity awards in connection with our IPO was an extraordinary, non-recurring event.  We expect that additional equity will be granted in connection with our compensation, hiring and retention practices, and therefore will be included in our compensation and benefits expense to revenue ratio.  Historically, the expense associated with all equity awards, other that the IPO awards, have been included in this ratio.

We have reported in this press release our core brokerage revenue for the quarters ended March 31, 2008, March 31, 2007 and December 31, 2007 on a non-GAAP basis by:

•                  excluding the income or loss from warrants, asset management seed funds, restricted stock received in connection with the demutualization of certain exchanges and mutual fund investments held as a hedge against legacy deferred compensation obligations.

Management believes that the non-GAAP calculation of core brokerage revenue will allow for a better understanding of the revenue generated by our sales and trading activities as it excludes gains and losses associated with activities that are not conducted by our sales and trading professionals, but that are required to be reported in the brokerage line item.